Exhibit 10.07

INDIVIDUAL EMPLOYMENT CONTRACT

INDIVIDUAL EMPLOYMENT CONTRACT FOR UNDETERMINED TIME EXECUTED, FROM ONE PART, BY EL BANCO NACIONAL DE MEXICO, S.A. AND, FROM THE OTHER PART, JOSE MANUEL MEDINA MORA ESCALANTE, WHOM SHALL BE DESIGNATED HEREINAFTER AS “THE BANK” AND “THE EMPLOYEE”, RESPECTIVELY.

STATE

El Banco Nacional de México, S.A., is a private institution that holds deposits and savings, and performs fiduciary functions, that is of Mexican nationality, with domicile in México City, D.F., and that operates pursuant to a grant issued by the Department of the Treasury and Public Credit.

The employee states:

a)            That he is of: Mexican nationality.

b)            Date of Birth: August 25, 1950.

c)            Sex: Masculine.

d)            Marital Status: Single.

e)            With domicile in México City, D.F.

Both parties execute this Employment Contract pursuant to the following:

TERMS

I.              The Employee binds himself to render, subject to the subordination of the officers designated by the Bank to such effects, his personal and trustworthy services as an Auxiliary.  The Bank shall have the right to remove the Employee from such position as it may need, within the same location, to another position in which the Employee shall enjoy, at least, the same salary and category, pursuant to the terms of Article 17 of the Employment Regulations for the Employees of Credit Institutions and Auxiliary Organizations.

II.            The Employee shall render his services to the Bank in that place in which the Bank may have established its offices or in those other places in which his services may be necessary depending on the nature of the same; the Employee, however, shall not be removed from the city in which he was contracted without his express written consent.

The above-mentioned provision shall not be effective with respect to employees whose services will require that they be in continuous mobilization.  In all cases, the relocation expenses of the employee shall be borne by the Bank, subject to the applicable substantiation requirements.

III.           The compensation that the Bank shall pay the employee for his services shall be $2,000 monthly.  All payment shall be made in legally tender currency and with unlimited liberatory power, covering the past semi-monthly period (“quincena”), payable on the fifteenth and the last day of each month, at the offices of the Bank.

IV.           The employee binds himself to execute receipts in favor of the Bank for the totality of the wages earned up to the date of the execution of such receipts, attesting as to the employee’s acquiescence to the time worked and the compensation which he is receiving.

Both parties agree that any claim connected to this particular shall be presented when the receipt is executed.

V.            The parties agree that the working week shall consist of forty two hours, which shall be distributed among the week’s six working days, in accordance with the needs of the Bank and as provided by Articles 59, 60 and 61 of the Federal Employment Act.

The Bank may, on a temporary basis, reduce the number of obligatory working hours, but this reduction, whatever it may be, shall not be considered as a binding precedence to the Bank.

VI.           The employee shall be obliged to work during the time identified as extraordinary time within the limits, manner and conditions established by the Federal Employment Act, but only if he had been expressly ordered to do so by the Bank.

VII.          If on account of special circumstances the ordinary working hours of the employee have to be increased, these services shall be considered as rendered in extraordinary time and shall be compensated semi-monthly (“quincenalmente”) at a rate of one hundred percent of the hourly wages applicable to the employee’s ordinary working compensation, with the exception made for the case referred to in

Article 169 of the Federal Employment Act which prohibits women from rendering extraordinary services.  In the case of a violation to this provision, the extraordinary hours shall be paid at a rate of 200% of the hourly wages applicable to the employee’s ordinary working hours.

VIII.        The employee’s extraordinary working time shall not exceed three hours daily, nor more than three times a week.  In those cases in which the employee voluntarily renders his services as extraordinary time in excess of the above-mentioned limitations, said hours shall be compensated at the rate of 200% of the hourly wages applicable to the employee’s ordinary working hours.

IX.           The employee agrees that he shall devote to the discharge of his working duties all the time necessary within his regular working hours so that there may be no delays in the same.

X.            The employee shall enjoy:

a)             one free day for each six working days.

b)            on the free days established by the Federal Employment Act and the days designated by the Regulations as the days in which the Credit Institutions and Auxiliary Organizations may be closed, in the event the employee renders his services on the day designated as his free weekly day, the Bank shall pay the employee, regardless of the salary to which he may be entitled for such free day, a salary equal to twice the salaries applicable for such services rendered.

c)             annual vacations on the terms and duration established by the Employment Regulations for the Employees of Credit Institutions

and Auxiliary Organizations, in accordance with the employee’s service seniority.

XI.           The employee shall exhaust the vacations mentioned in the above-mentioned paragraph within the period of six months following the completion of a year of service, on the date fixed to such effects by the Bank, in such a way that it will not affect the Bank´s operations.  At the commencement of the vacation period, the Bank shall pay the employee the wages attributable to such period and shall also pay the employee 50% of the wages applicable to the working days within the vacation period.

XII.         The Bank shall deliver to the employee not later than December 20 of each year, a bonus (“gratification”) which shall not be less than the amount of wages applicable to a month, when the employee has worked for the full year, but in the event that the employee has worked for less than the full year, it shall receive a bonus (“gratification”) that will be proportional to the time he has worked.  If the bonus (“gratification”) were in excess of the amounts indicated in this paragraph, the difference shall be considered as an extraordinary bonus (“gratification”) and shall not be considered a binding precedent.

XIII.        When the employee reaches age 55, with 35 years of service, or age 60, regardless of his seniority, he shall be entitled to a life long retirement pension in accordance with the terms and duration established by the Employment Regulations for the Employees of Credit Institutions and Auxiliary Organizations.  The employee shall also be entitled to the benefits established in the Bank’s internal retirement and pension plan in the form and terms provided therein.

XIV.        In the event of the death of the employee, the person or persons designated by him, among those relatives that depend economically from him, shall be entitled to death benefits under the terms and duration established by the Employment Regulations for the Employees of Credit Institutions and Auxiliary Organizations.

XV.         The employee shall be entitled to medical benefits, library, capacitation courses, conferences, educational financial aid, rent subsidies, meal subsidy, facilities for the purchase of clothing articles, loans for the acquisition or construction of his living house that may be established or granted by the Bank subject to the Employment Regulations for the Employees of Credit Institutions and Auxiliary Organizations.  Any benefits granted to the employee by the Bank in excess of those indicated under the above-mentioned Regulations, shall not establish a binding precedent.

XVI.        The employee shall be obliged to undertake those medical examinations established by the Bank and to put into effect those corrective measures that the Bank or the applicable authority may establish.

XVII.       This present agreement shall be suspended, rescinded or terminated in those cases referred to in chapters third, fourth and fifth of the Second Title of the Federal Employment Act.  The employee obliged himself to follow the conditions imposed by the Internal Employment Regulations as well as the applicable provisions for the management of personnel that may be established by the Bank.

XVIII.     This present agreement shall have an indeterminate duration.

The employee binds himself to notify the Bank in writing, at least fifteen days in advance, of his decision to quit his position with the Bank.

XIX.        The parties agree that any controversy that may arise in connection with the interpretation or the discharge of the obligations imposed by this agreement, shall be submitted to the Department of the Treasury and Public Credit through the National Banking Commission and in the event that the dispute cannot be resolved in this matter, to whatever may be decided on the matter by the Federal Mediation and Arbitration Board, applying to this effect the Employment Regulations for the Employees of Credit Institutions and Auxiliary Organizations and the Federal Employment Act.

This agreement shall be effective and signed in duplicate in the city of Mex. D.F., the 8th day of the month of November, 1971, keeping the original the Bank and a copy the employee.

BANCO NACIONAL DE MEXICO, S.A.

THE EMPLOYEE	THE BANK

JOSE MANUEL MEDINA MORA ESCALANTE